Exhibit 10.1

EXECUTIVE RETIREMENT AGREEMENT

This Executive Retirement Agreement (the “Agreement”) is entered into as of December 27, 2007 (the “Effective Date”), by and between Sepracor Inc. (“Sepracor” or the “Company”) and Timothy J. Barberich (“Mr. Barberich,” and individually, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company wishes to retain the services of Mr. Barberich for at least two years and to compensate him for his willingness to continue to provide such services to the Company; and

WHEREAS, the Company wishes to provide retirement benefits to Mr. Barberich who has served as the Company’s chief executive for over 20 years.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Term of Service.  The term of this Agreement shall extend from the Effective Dater through December 31, 2009 (the “Term”).  Sepracor and Mr. Barberich agree that for the period from the Effective Date through a date no later than May 13, 2008, Mr. Barberich will serve as Executive Chairman of the Company, or in such other executive position at Sepracor as is agreed to by Sepracor and Mr. Barberich (each such position being referred to as an “Executive”), subject to the next paragraph of this Agreement.  In his capacity as an Executive, Mr. Barberich shall perform such duties consistent with his position as an Executive as are reasonably assigned to him by the Board of Directors of the Company or Sepracor’s Chief Executive Officer.

At such time on or prior to May 13, 2008 that Mr. Barberich ceases to be an Executive either because he elects to retire from the Company or because Sepracor elects to terminate his employment other than for “Cause” (as defined in Section 5(b) below), Mr. Barberich agrees to serve in a consulting – independent contractor capacity as an advisor (an “Advisor”) to the Company for the remainder of the Term.  In his capacity as Advisor, Mr. Barberich shall provide such advice and perform such projects as are reasonably requested of him by the Board of Directors of the Company or Sepracor’s Chief Executive Officer.

The right to receive the compensation set forth in Section 2 below for such portion of the Term that Mr. Barberich serves as an Advisor is subject to his execution of a release, substantially in the form of Exhibit A hereto, which shall include but not be limited to, provisions involving a general release of all claims, confidentiality, non-competition (in a business capacity), non-disparagement and return of Company property.

2.             Compensation and Benefits.  During the Term, the Company shall pay Mr. Barberich at the rate of $1,650,000 per year, except as set forth in Section 7 below. For so long as he serves as an Executive of the Company, such amount shall be paid, less applicable taxes and withholdings, in accordance with the Company’s regular payroll practices.  While Mr. Barberich is serving as an Advisor to the Company, such amount shall be paid in regular monthly installments at the annualized rate of $1,650,000 and Mr. Barberich shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance for himself, consistent with his independent contractor status.

During the Term, in addition to the amounts payable under the first paragraph of this Section 2, Mr. Barberich shall continue (a) to receive a salary and continue to be eligible for bonus and equity compensation for so long as he serves as an Executive (in such amounts as are determined by the Compensation Committee of the Board of Directors), and (b)  to be eligible to receive the health and dental benefits which he currently enjoys under the Company’s plans and policies under the same terms that applied to him immediately prior to the Effective Date, subject to the terms of those plans and policies.

The Company shall reimburse Mr. Barberich for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Barberich during the Term in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Mr. Barberich of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

3.             Restricted Stock.  The Company agrees to grant to Mr. Barberich under the Company’s 2000 Stock Incentive Plan (the “Stock Plan”) 47,500 restricted shares of common stock (the “Restricted Stock”).  The Restricted Stock shall vest in two equal annual installments on each of the first two anniversaries of the grant date, and shall be contingent upon continued service as an Executive of, or Advisor to, the Company, and shall contain such other terms are as set forth in the award agreement attached hereto as Exhibit B.

4.             Service as Member of Board of Directors.  Mr. Barberich serves as member of the Board of Directors of Sepracor.  This Agreement is not intended to address or interfere with Mr. Barberich’s position as a director.

5.             Employment Termination.  The employment of Mr. Barberich shall terminate no later than May 13, 2008 and this Agreement shall terminate no later than the expiration date of the Term. In addition, prior to May 13, 2008, the employment of Mr. Barberich by the Company shall terminate upon the occurrence of any of the following:

a.             At the election of the Company, for “Cause” (as defined below) immediately upon written notice by the Company to Mr. Barberich, which notice shall identify the Cause upon which termination is based.

For purposes of this Section 5(a), Cause shall mean:

(i)            Mr. Barberich’s willful and continued failure to substantially perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness) which failure continues, in the reasonable judgment of the Board of Directors of the Company, after written notice to Mr. Barberich by the Board; or

(ii)           Mr. Barberich’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 5(a), no act or failure to act by Mr. Barberich shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that Mr. Barberich’s action or omission was in the best interests of the Company.

b.             Upon the death or disability of Mr. Barberich.  As used in this Agreement, the term “disability” shall mean Mr. Barberich’s absence from the full-time performance of his duties with the Company for one hundred eighty (180) consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers.

c.             At the election of Mr. Barberich upon not less than sixty (60) days’ written notice to the Company.

d.             At the election of the Company, without Cause, upon not less than sixty (60) days’ written notice to Mr. Barberich.

6.             Termination of Advisor Engagement.  The engagement of Mr. Barberich as an Advisor by the Company under this Agreement shall terminate upon the occurrence of any of the following:

a.             On the expiration date of the Term.

b.             A breach by Mr. Barberich of his Advisor obligations.

c.             At the election of Mr. Barberich upon not less than sixty (60) days’ written notice to the Company.

d.             At the election of the Company upon not less than sixty (60) days’ written notice to Mr. Barberich.

7.                                      Effect of Termination of Employment or Termination of Advisor Engagement.

a.             In the event Mr. Barberich’s employment is terminated for Cause by the Company pursuant to Section 5(a) or his Advisor engagement is terminated by the Company pursuant to Section 6(b) or at the election of Mr. Barberich pursuant to Section 6(c), the Company shall pay to Mr. Barberich a pro-rated portion of his compensation and benefits otherwise payable to him under Section 2 through the last calendar day of his actual employment by the Company or services as an Advisor.

b.             In the event Mr. Barberich’s employment is terminated because of his death pursuant to Section 5(b), the Company shall pay to the estate of Mr. Barberich a pro-rated portion of the compensation which would otherwise be payable to Mr. Barberich up to the end of the month in which his death occurs.  In the event Mr. Barberich’s employment is terminated because of disability pursuant to Section 5(b), the Company shall pay to Mr. Barberich a pro-rated portion of the compensation which would otherwise be payable to Mr. Barberich under Section 2 up through the last calendar day of his actual employment by the Company.

c.             In the event Mr. Barberich’s employment is terminated by Mr. Barberich pursuant to Section 5(c) or by the Company pursuant to Section 5(d), and Mr. Barberich agrees to serve as an Advisor to the Company following such termination, this Agreement shall remain in effect and Section 2 shall apply for the remainder of the Term, unless and until Mr. Barberich’s service as an Advisor is earlier terminated, at which point Section 7(a) or Section 7(d) shall apply, as applicable.

d.             In the event the Company terminates Mr. Barberich’s service as an Advisor pursuant to Section 6(d) or Mr. Barberich’s employment is terminated by the Company pursuant to Section 5(d) and does not engage Mr. Barberich as Advisor, the Company shall pay to Mr. Barberich the compensation and benefits otherwise payable to him under Section 2 in accordance with the provisions of Section 2 through the end of the Term and all unvested shares of Restricted Stock shall immediately vest.

e.             Notwithstanding anything to the contrary contained herein, in the event Mr. Barberich receives compensation and/or benefits in connection with a Change in Control under the terms of the Executive Retention Agreement between Mr. Barberich and the Company, dated February 1, 2002 (the “ERA”), his right to compensation and benefits under this Agreement shall cease immediately upon such Change in Control.  For purposes of this Agreement, Change in Control shall have the meaning set forth in the ERA.

8.             Section 409A.

a.             Distributions.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Mr. Barberich under Section 2:

(i)            It is intended that each installment of the payments and benefits provided under Section 2 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor Mr. Barberich shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii)           If, as of the date of the “separation from service” of Mr. Barberich from the Company (as defined below), Mr. Barberich is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 2; and

(iii)          If, as of the date of the “separation from service” of Mr. Barberich from the Company, Mr. Barberich is a “specified employee” (within the meaning of Section 409A), then:

(A)          Each installment of the payments and benefits due under Section 2 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A.  For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Mr. Barberich’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which Mr. Barberich’s separation from service occurs; and

(B)           Each installment of the payments and benefits due under Section 2 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Mr. Barberich from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Mr. Barberich’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Mr. Barberich’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

b.             The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

c.             All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

d.             The Company makes no representation or warranty and shall have no liability to Mr. Barberich or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section.

9.             Health Benefits.  Following the Term, Mr. Barberich will be eligible to participate in the executive retiree health benefit program adopted by the Board of Directors of Sepracor on February 27, 2007, and as further described on Exhibit C.  For such time that Mr. Barberich elects to participate in any such program, Mr. Barberich will reimburse Sepracor at the lesser of (a) the actual cost to Sepracor for his participation and (b) the rate applicable to former Sepracor employees who elect COBRA health coverage.

10.          Cooperation.  During and after the Term, Mr. Barberich agrees reasonably to cooperate with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of the Company, its predecessors or any of its current or former partners, agents, employees, directors or affiliates and which relate to events or occurrences that transpired or are alleged to have transpired during his employment with the Company or service as an Advisor.  Such cooperation shall include, without implication of limitation, being available to meet with the Company’s counsel to prepare for discovery or trial or an administrative hearing or government investigation or alternative dispute resolution procedure and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and for reasonable time periods.  In the event any such cooperation is required following the expiration of the Term and requires more than de minimis time or effort, the Company agrees to reimburse Mr. Barberich for reasonable travel, food and lodging expenses for any cooperation provided after the Term under this Section 10.

11.          Indemnification.  Nothing contained in this Agreement shall constitute a relinquishment or waiver by Mr. Barberich of his right to be indemnified by the Company pursuant to the terms of the Company’s Restated Certificate of Incorporation, as amended (the “Indemnification Provisions”), with respect to conduct or events occurring during, or relating to, his employment by, or while serving as a director of, Sepracor, or of any right that he may have under, or with respect to, the Company’s Directors and Officers liability insurance policies.

12.          Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

13.          Use of the Agreement as Evidence.  This Agreement may not be used as evidence in any subsequent proceeding of any kind, except one in which either Party alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim.

14.          Entire Agreement; Modifications.  With the exception of the stock option and restricted stock agreements between the Company and Mr. Barberich, the Company’s stock option and incentive stock plan under which such equity incentives were granted, the Employee, Non-Disclosure Agreement executed by Mr. Barberich, dated June 27, 1985, and the ERA, which will survive and remain in full force and effect, this Agreement contains the entire agreement among the Parties hereto with respect to the matters covered hereby, and supersedes all prior and contemporaneous communications, e-mails, agreements, representations, understandings or negotiations between Mr. Barberich, the Company and/or their agents and attorneys.  This Agreement may be modified only by a written agreement signed by an authorized representative of each of the Parties hereto.  No waiver of this Agreement or any provision hereof shall be binding upon the Party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such Party.

15.          Further Assurances.  The Parties agree to execute, acknowledge (if reasonably requested), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement, provided they do not impose any material additional obligations upon either Party.

16.          Acknowledgments and Other Terms.  Mr. Barberich agrees that he has carefully read and understands all of the provisions of this Agreement, that he has been advised to consult with and has consulted with an attorney, and that he is voluntarily entering this Agreement.  Mr. Barberich further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by the Company with regard to the subject matter, basis or effect of this Agreement.

17.          Interpretation.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of such provision or any other provisions of this

Agreement.  The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

18.          Counterparts.  This Agreement may be executed in any number of counterparts and may be delivered by facsimile, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19.          Governing Law; Prevailing Party.  This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of Massachusetts, without regard to its conflicts of laws principles.  In the event either Party retains legal counsel in connection with the enforcement of its rights under this Agreement and the other Party is found by a court having competent jurisdiction to have breached its obligations hereunder, the prevailing Party shall be entitled to recover all reasonable legal fees and related reasonable charges and disbursements incurred by it in connection with such enforcement action and any negotiations leading up to it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as an instrument under seal as of the Effective Date.

SEPRACOR INC.

	By:	/s/ Adrian Adams

	Name:	Adrian Adams

	Title:	President and Chief Executive Officer

/s/ Timothy J. Barberich
TIMOTHY J. BARBERICH

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE OF CLAIMS

In connection with your employment separation from Sepracor Inc. (the “Company”) on [INSERT TERMINATION DATE], and in order to receive the benefits as set forth in Section 2 of the Executive Retirement Agreement dated December 27, 2007 by and between you and the Company (the “Executive Retirement Agreement”), this agreement must become binding between you and the Company.  By signing and returning this agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 1.  Therefore, you are advised to consult with an attorney before signing this agreement and you have been given more than twenty-one (21) days to do so.  If you sign this agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this agreement and do not revoke it within the seven (7) day revocation period:

1.                                      Mutual Releases - In consideration of the payments set forth in Section 2 of the Executive Retirement Agreement, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as

amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).  Notwithstanding the foregoing, the release set forth in this Section 1 shall not apply to (a) any claim to payments under the Executive Retirement Agreement or your rights under this agreement, (b) any vested equity interest in the Company, including vested stock options or (c) any rights you have to be indemnified by the Company pursuant to the terms of the Company’s Restated Certificate of Incorporation, as amended with respect to conduct or events occurring during, or relating to, your employment by, or while serving as a director of, the Company, or of any rights that you may have under, or with respect to, the Company’s Directors and Officers liability insurance policies.

The Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorney’s fees and costs), of every kind and nature that the Company ever had or now has against you as of the date of this agreement.

2.                                      Non-Disclosure, Non-Competition and Non-Solicitation Obligations – You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in your non-disclosure agreement with the Company dated June 27, 1985 (the “NDA Agreement”).  You further acknowledge and reaffirm your non-competition and non-solicitation obligations under the NDA Agreement for the benefit of the Company.

3.                                      Return of Company Property – Except for any property that you and the Company agree you may retain in connection with your service to the Company as an Advisor (as defined in the Executive Retirement Agreement) and which you agree to return to the Company upon termination of your service as an Advisor, you confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment.  You further confirm that, except for those accounts you and the Company agree may be maintained in connection with your service to the Company as an Advisor and which you agree to cancel upon termination of your service as an Advisor, you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4.                                      Business Expenses and Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.

5.                                      Non-Disparagement - You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.  The Company agrees not to make any false, disparaging or derogatory statements about you to any media outlet, industry group, financial institution, or current or former employee, consultant, client, or customer; provided, however, that nothing herein shall prevent the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration.  In the event that any inquiries are directed to the Company’s Human Resources Office regarding you from prospective employers, the Company will explain its neutral reference policy, confirm only the fact of your former employment with the Company, starting and ending dates, and your job title in the last position held.

6.                                      Amendment - This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7.                                      Waiver of Rights - No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.                                      Validity - Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

9.                                      Nature of Agreement - You understand and agree that this agreement does not constitute an admission of liability or wrongdoing on the part of the Company.

10.                               Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this agreement and that the Company advised you to consult with an attorney of your own choosing prior to signing this agreement.  You understand that you may revoke this agreement for a period of seven (7) days after you sign this agreement, and the agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

11.                               Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this agreement with an attorney.  You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

12.                               Applicable Law - This agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this agreement or the subject matter hereof.

Sepracor Inc.

By:
Name:
Title:

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this agreement and I have chosen to execute this on the date below.  I intend that this agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days by notifying                                                in writing.

Date
Employee Name:

EXHIBIT B

SEPRACOR INC.

Restricted Stock Agreement

Name of Recipient:

Number of shares of restricted common stock awarded:

Grant Date:

Sepracor Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2000 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement.  Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

SEPRACOR INC.

By:
[insert name and title]
Accepted and Agreed:

[insert name of recipient]

SEPRACOR INC.

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1.             Issuance of Restricted Shares.

a.             The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment services rendered and to be rendered by the Recipient to the Company.

b.             The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient.  Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares.   The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.             Vesting.

a.             Vesting Schedule.  Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule:  50% of the total number of Restricted Shares shall vest on the first anniversary of the Grant Date and 50% of the total number of Restricted Shares shall vest on the second anniversary thereafter.   Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.

b.             Acceleration of Vesting.  Notwithstanding the foregoing vesting schedule, all unvested Restricted Shares shall vest effective (i) immediately prior to a Change in Control Event (as defined in the Plan) and/or (ii) upon the Company’s termination of the Recipient’s employment or service as an Advisor pursuant to Section 5(d) or Section 6(d) of the Executive Retirement Agreement entered into between you and the Company dated as of December 27, 2007.

3.             Forfeiture of Unvested Restricted Shares Upon Employment Termination.

In the event that the Recipient ceases to be employed by, a director of, or a consultant or advisor to, the Company for any reason or no reason, with or without cause all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment.  The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.  If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4.             Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation).  The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

5.             Restrictive Legends.

The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6.             Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders.

7.             Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.  As provided in the Plan, upon the occurrence of a Acquisition Event that is not a Change in Control Event (as such terms are defined in the Plan), the rights of the Company hereunder (including the right to receive forfeited Restricted Shares) shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property which the Restricted Shares were converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Restricted Shares under this Agreement.

8.             Tax Matters.

a.             Acknowledgments; Section 83(b) Election.  The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares.  The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares.  The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.

b.             Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares.  On each date on which Restricted Shares vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  The Recipient shall satisfy such tax withholding obligations by making a cash payment to the Company on the date of vesting of the Restricted Shares, in the amount of the Company’s withholding obligation in connection with the vesting of such Restricted Shares.

9.             Miscellaneous.

a.             No Right to Continued Employment.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

b.             Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

EXHIBIT C

Retirement Health Benefits

Sepracor Inc. shall provide continued access to health benefits to the officer under, at the election and expense of the officer, Sepracor’s Blue Cross Blue Shield PPO policy or BlueChoice policy (the “Policies”), following the officer’s retirement from Sepracor, for so long as (i) Sepracor continues to offer such Policy and (ii) the Policy allows for such continued access; and, to the extent Sepracor no longer maintains at least one of the Policies, or access is no longer allowed under either of the Policies, Sepracor shall allow the officer continued access to health benefits under a successor policy, or otherwise, for so long as it offers health benefits to its employees.